Exhibit 10.6

FORM OF COLOCATION SERVICES AGREEMENT

(Data Center Facility Located at                                         ,                                 )

      This Colocation Services Agreement (this “CSA”) is entered into by and between (i) eBay Inc., a Delaware corporation (“Provider” or “eBay”), and (ii) PayPal Holdings, Inc., a Delaware corporation (“Customer” or “PayPal”). Provider and Customer are referred to individually herein as a “Party” and collectively as the “Parties.”

      WHEREAS, the board of directors of eBay (the “eBay Board”) has determined that it is in the best interests of eBay and its stockholders to create a new publicly traded company that shall operate the PayPal Business;

      WHEREAS, in furtherance of the foregoing, the eBay Board has determined that it is appropriate and desirable to separate the PayPal Business from the eBay Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of eBay Shares on the Record Date of all the outstanding PayPal Shares owned by eBay (the “Distribution”);

      WHEREAS, to effectuate the Separation and the Distribution, eBay and PayPal have entered into a Separation and Distribution Agreement, dated as of [●], 201[●] (the “Separation and Distribution Agreement” and capitalized terms used in the recitals but not defined in this CSA are defined in the Separation and Distribution Agreement);

      WHEREAS, the Distribution will be effective at the Effective Time; and

      WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this CSA to allow Customer the right to obtain Space and Services from Provider at the building located at                                         ,                                  (“Building”), commencing as of the Effective Time (the “Commencement Date”).

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this CSA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.          GENERAL Undefined capitalized terms used in this CSA are defined in Section 14 of this CSA, except that any such terms used in the recitals of this CSA are defined in the Separation and Distribution Agreement.

2.          LICENSE & TERM; RENEWAL

      (A)          For the Term, Provider shall license the Space to Customer for the purposes described in this CSA, and Provider shall provide the Services to Customer, subject to and in accordance with the provisions of this CSA. Provider hereby grants to Customer a license, for the Term, to use the Space to install, maintain, repair and operate the Equipment, and Customer shall license the Space from Provider in accordance with the provisions of this CSA and agrees to pay all amounts under this CSA in connection with such license and the Services provided to it.

             (B)          The Parties acknowledge and agree that this CSA is a space license and services agreement and shall not constitute a lease, sublease or easement. Except to the extent set forth in this CSA, no Party shall have any right to cancel or terminate this CSA, and the Parties shall remain fully responsible for all obligations and amounts payable, subject to this CSA, for the entire Term. In no event shall Customer record this CSA or any memorandum or notice thereof. Except with respect to Customer’s right to use the interior of any cabinet, room, and suite constituting the Space defined in this CSA, all rights of Customer (and all licenses hereunder) shall be on a non-exclusive basis.

             (C)          Provider shall use commercially reasonable efforts to deliver the Space to Customer by the Commencement Date.

             (D)          Subject to any renewals agreed to between the parties, on the date of the expiration or termination of the Term, Customer shall have no further rights with respect to the Space and shall, within thirty (30) days after such expiration, (i) remove all Equipment, and repair all damage resulting from such removal, and (ii) vacate and return and surrender the Space to Provider in the same condition as it was when delivered to Customer, ordinary wear and tear and casualty damage excepted.

             (E)          If Customer does not timely remove the Equipment, or if Customer is past due or otherwise delinquent in any payments when the license expires or is terminated (excluding holdover), Provider may, without limiting any other rights or remedies, at Customer’s expense, remove and securely store the Equipment. If

Customer continues to use or occupy the Space after the expiration or termination of the Term (such period of use or occupancy following the end of the Term, the “Holdover Period”), such use shall be month-to-month and terminable by either Provider or Customer upon thirty (30) days’ written notice. Such use or occupation of the Space shall not constitute a renewal or extension of this CSA. In such case, during the Holdover Period, Customer shall pay Provider Fees for the Space at the rate of 200% of the Fees charged at the end of the Term. Provider shall provide Services and/or power to Customer during the Holdover Period if requested by Customer and Customer shall pay whatever rates are required by Provider for such Services and power, which rates may be in excess of market rates or rates otherwise charged by Provider.

      (F)              Unless an express renewal option in favor of Customer is provided for in the Service Order, Customer shall have no right to renew this CSA. If the Service Order does provide for a renewal option in favor of Customer, that option shall be subject to the following terms and conditions of this subsection (F).

              (i)         The renewal option must be exercised, if at all, by written notice given by Customer to Provider not later than six (6) months prior to expiration of the initial Term of this CSA. Notwithstanding the foregoing, at Provider’s election, this renewal option shall be null and void and Customer shall have no right to renew this CSA if, on the date Customer exercises the option to renew or on the date immediately preceding the commencement date of the renewal period, Customer is in material default of any of its obligations under this CSA beyond any applicable grace or cure period.

       (ii)       If Customer exercises the renewal option, then the only licensed rights and services provided by Provider to Customer shall be the space license for the Space to house Customer’s Equipment, and the providing of power in accordance with Article 10 of this CSA, with all other licenses and services, if any, provided during the initial Term no longer applicable.

              (iii)      Unless expressly provided otherwise in the Service Order, fees for any services during the renewal period shall be at Provider’s then customary rate for such services (or, if Provider does not have a customary rate, at a reasonable fair market rate, as determined by Provider).

       (iv)      Except as otherwise provided above in this subsection (F) or as otherwise expressly provided in the Service

Order, all terms and conditions set forth in this CSA and in the Service Order shall continue to apply during the renewal period in the same manner as during the initial Term.

3.          FEES; PAYMENT

      (A)          Customer shall pay Provider the fees and all other amounts payable by Customer to Provider for Space, Power and Services as are set forth on the Service Order attached hereto as EXHIBIT A.

      (B)          Customer will pay to Provider all Fees, and other amounts in advance, by the first day of each calendar quarter. Provider may require Customer upon signing this CSA to pay the Fees for the first calendar quarter in which Fees are payable and any initial non-recurring fees for the Space. Payments for partial calendar quarters shall be prorated based on the number of days in such quarter. Any other amounts payable by Customer not included on standard quarterly invoices (i.e. off-cycle billing adjustments or non-recurring fees) shall be paid by Customer to Provider within thirty (30) days after Customer’s receipt of Provider’s invoice. Fees shall be payable for the entire Term regardless of whether Customer uses the Space or Services.

      (C)          Without limiting any other rights or remedies of Provider, if any amounts payable by Customer are not paid when due (a “Shortfall”), Customer shall owe Provider a late fee of five percent (5%) of the Shortfall and the unpaid amount shall bear interest at the rate of one and one-half percent (1.5%) per month.

      (D)          All Fees are exclusive of all value added, goods and services, sales, use, transfer, privilege, excise, gross receipts, ad valorem, stamp, business, occupation, consumption or any similar taxes, fees, duties, governmental assessments, impositions and levies, including any and all of the foregoing relating to carbon and climate/environment control (“Taxes”) imposed on the transaction in question (including the delivery of Services), all of which Customer shall pay in full, other than Provider’s income, estate, gift or real estate Taxes.

      (E)          The Parties agree to work cooperatively to determine the correct application of any Taxes. If it is determined that Taxes are applicable to a particular transaction, Provider shall collect and remit Taxes on recurring or non-recurring fees related to this CSA. If it is later determined that the Provider should have withheld and/or paid additional Taxes but did not withhold and pay such Taxes, then Customer shall pay Provider applicable Taxes and hold Provider harmless from any penalties or interests, thereon. Where applicable, Provider must disclose to the pertinent Governmental Authority information required to support Customer’s right to claim exemption from Taxes. The Provider shall issue proper invoices usable by the Customer to recover (by way of credit or refund) Taxes in jurisdictions where they are recoverable. The Provider and Customer shall cooperate to minimize any Taxes and in obtaining any refund, return or rebate or abatement, or providing valid VAT identification or other relevant registration numbers, certificates or other documents.

      (F)          All payments by Customer shall be made in United States Dollars in immediately available funds (via check, wire transfer, electronic funds transfer, or ACH), to the address designated by Provider in writing from time to time. All non-recurring fees are non-refundable and shall be paid by Customer to Provider, and shall belong to Provider.

      (G)          If Customer believes that Provider has billed Customer incorrectly, Customer must contact Provider in writing no later than thirty (30) days after the receipt by Customer of Provider’s invoice in which the error or problem appeared, in order to request an adjustment or credit, otherwise the invoice is deemed accepted.

      (H)          Customer and Provider shall attempt in good faith to negotiate a resolution of any billing dispute described in Section 3(G) within thirty (30) days from the receipt of the written notice by

Provider. If the resolution of any such dispute is that Customer owes a payment of any amount to Provider or that Customer’s payment was in excess of the actual amount due, the Party that owes such payment or that received the excess payment, as applicable, shall pay such amount due or amount in excess to the other Party, plus interest accruing at the Interest Rate from the date that is thirty (30) days following the date of Provider’s invoice. If any such dispute is not resolved within such thirty (30)-day period, the dispute may be resolved in accordance with Section 7. The existence of a dispute (pursuant to Section 3(G) or otherwise) shall not excuse any Party from any other obligation under this CSA, including Customer’s obligation to pay any undisputed amounts and Providers obligation to continue to perform Services hereunder, unless and until this CSA is validly terminated pursuant to this Section 3.

4.          SPACE AND EQUIPMENT

      (A)          Customer, at Customer’s sole cost and expense, is responsible for providing, installing, maintaining, repairing and operating the Equipment. The Equipment shall be industry-accepted and UL listed information and communication technology equipment suitable for use in a data center. All Equipment, where possible, must be accompanied by industry-standard blanking panels and must be installed in a hot/cold row configuration reasonably acceptable to Provider, and the location and power density of all racks and other Equipment shall be subject to the prior consent of Provider, which consent shall not be unreasonably withheld or delayed. The Equipment, and placement thereof, shall comply with all of Provider’s reasonable, floor load requirements. Customer shall, at its sole cost and expense, maintain the Space in accordance with the highest industry standards and procedures for cleaning mission critical data center environments. Unless otherwise designated by Provider (in its sole and absolute discretion), any equipment or other property of any of the Customer Parties shall, at Provider’s option, be deemed part of the Equipment.

      (B)          Customer may use the Space only for the purpose of installing, maintaining, repairing and operating Equipment in accordance with the terms of this CSA. Notwithstanding anything to the contrary in this CSA, no improvements, modifications, changes or alterations to the Space or Building shall be performed by Customer unless approved in writing by Provider (in its reasonable discretion). Customer shall obtain and maintain all necessary and required approvals, permits, certificates and licenses relating to the Equipment and/or use of the Space and Services. Provider shall consult with Customer in good faith as to how any impact to Customer may be minimized or avoided. Subject to the terms of this CSA, and the Building rules, regulations and policies, Customer shall have access to the Space during the Building’s regular business hours, and as reasonably required by Customer. Provider shall provide prior notice (which may be oral) to Customer prior to entering the Space and Provider shall not unreasonably interfere with Customer’s permitted use of the Space in connection with any such entry. Both Parties shall comply with all Laws in all material respects.

      (C)          Provider reserves the right, but only under the conditions in this provision, to change the location or configuration of Customer’s Space within the Building. Provider shall use commercially reasonable efforts to avoid such relocation or reconfiguration, and shall consult with Customer in good faith as to how any impact to Customer may be minimized or avoided. Provider shall not arbitrarily, unreasonably or discriminatorily require Customer to relocate any Space. Provider shall use commercially reasonable efforts to notify Customer in writing at least 60 days in advance of any possible relocation or reconfiguration. Provider shall work in good faith with Customer to minimize any disruption in Customer’s Services that may be caused by such changes in location or reconfiguration of the Space. Provider shall (i) pay all reasonable out-of-pocket labor and materials expenses of any such relocation and the expenses of moving and construction of improvements substantially similar to the original Space and other improvements installed prior to the date of the Relocation Notice and (ii) pay for the reasonable cost to install and connect utilities and telecommunication and data cabling and other infrastructure in the relocation Space in the manner and to the extent the same existed in the original Space prior to the relocation.

      (D)          Customer shall not cause or permit any Hazardous Material to be brought, kept or used in the Space or Building, other than de minimis amounts of such materials as are ordinarily and customarily used and stored in space utilized as a data center facility and which are used and stored at all times in full compliance with all Laws and all rules, regulations and policies of Provider. Customer shall not unreasonably interfere with the use, systems, equipment or operations of Provider or Provider’s other customers.

      (E)          Except to the extent caused by Provider or unless conduct expressly and specifically designated by Provider, Customer will be responsible for all acts and omissions of the Customer and all such acts and omissions shall be attributed to Customer for all purposes under this CSA. Customer shall not cause or allow any liens or encumbrances to be imposed upon the Space or Building (or any related property), or upon any of Provider’s property; in the event of a breach of this sentence, without limiting any other rights or remedies, Provider may pay all amounts necessary to extinguish, eliminate and remove (including, without limitation, from public record) any such liens and encumbrances, and Customer shall reimburse Provider for such actual amounts paid plus any other actual out of pocket costs reasonably incurred by Provider, within 30 days after receipt of invoice. Any dispute over the preceding sentence shall be addressed in the same manner set forth in Section 3(H) for the resolution of disputes over billing. Customer shall ensure that all parties performing work for Customer work in harmony with any workers at the Building, and comply with all non-discriminatory union labor, bonding, insurance and other requirements imposed by Provider in connection therewith.

      (F)          Except to the extent expressly set forth in this CSA, Customer shall not be entitled to (i) access or use outside of the Space except for common areas, any space, conduits, innerducts, shafts, risers, fiber, wiring or cabling; (ii) make connections with any other customer or other Person in connection with the Building or this CSA; or (iii) use or consume any power, electricity, water, gas or other utilities or services otherwise not contemplated or used for typical data center operations.

      (G)          Provider shall (i) at its sole cost and expense, maintain the Space in accordance with the highest industry standards and procedures for mission critical data center environments including information security standards; (ii) establish and monitor the physical security of the Space; and (iii) provide the Services set forth in the applicable Service Order at the standards set forth in the applicable SLA.

5.          SECURITY REQUIREMENTS

      (A)          Security Deposit. None.

6.          INSURANCE AND INDEMNITY

      (A)          Customer shall, at its sole cost and expense, procure and maintain the following insurance: (i) commercial general liability insurance in an amount not less than $2,000,000 per occurrence and $3,000,000 in the annual aggregate for bodily injury and property damage and personal injury coverage; and (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), in an amount equal to the full replacement value new without deduction for depreciation of all Equipment and other property of Customer. All insurance under this paragraph shall be with reputable insurers licensed to do business in the state where the Space is located, shall have commercially reasonable deductibles, shall be written on an occurrence basis, shall name Provider and its designated lenders, lessors and managers as additional insureds, and shall not be canceled or modified upon less than thirty (30) days prior written notice to Provider. Prior to any access to, or installation of Equipment in, the Space and prior to any expiration date of the insurance policies, Customer will furnish copies of certificates to Provider which evidence that Customer has obtained the insurance required hereunder, and shall provide evidence to Provider of the deductibles in connection with all policies hereunder. Customer shall require its insurers to waive (and its insurers shall waive) any rights of subrogation that such companies may have, and Customer waives, any and all rights, remedies, claims, actions and causes of action, against Provider Indemnified Parties, as a result of any loss or damage to Equipment or other property which is (or would have been, had the insurance required by this CSA been carried) covered by insurance.

      (B)          Except to the extent caused by Provider Indemnified Parties’ negligence, willful misconduct or bad-faith, Customer shall and does hereby indemnify, defend, protect and hold harmless Provider Indemnified Parties from and against any and all Claims resulting from any legal claim, suit, action, or proceeding (“Action”) brought by any third Person alleging or arising out of (i) the use by Customer or any of the Customer Parties of the Space, Services or Building; or (ii) any breach or claim by a third Person that if true would be a breach or alleged breach of any Customer’s covenants contained in this CSA.

      (C)          Except to the extent caused by Customer Indemnified Parties’ negligence or willful misconduct or bad-faith, Provider shall and does hereby indemnify, defend, protect and hold harmless Customer Indemnified Parties from and against any Action brought by any third Person alleging or arising out of (i) the use by Customer or any of the Customer Parties of the Space, Services or Building (including any lapse in Building security); or (ii) any breach or claim by a third Person that if true would be a breach or alleged breach of any of Provider’s covenants contained in this CSA. In addition, Provider will pass through to Customer Indemnified Parties any indemnification that Provider receives from a third-Person covering the Services, and such pass through indemnification will be set forth in the applicable SLA.

      7.            ENFORCEMENT; DISPUTE RESOLUTION

      (A)          In the event of a Customer Default, Provider shall have the right to exercise all of the available rights and remedies at law and in equity, and may, without limitation and free from any and all Liability, (i) terminate the license provided under this CSA; (ii) recover from Customer the applicable Basic Contract Damages, subject to any mitigation requirements under Law (provided that Provider shall not be required to give preference to the Space over any other space in its mitigation efforts); (iii) prevent Customer from ordering or licensing any Services; (iv) prevent Customer from accessing or using the Space and Building and/or prevent Customer from removing any Equipment from the Space or Building (including, without limitation, by means of locks or other access barriers); and/or (v) perform such acts necessary to cure the Customer Default, on Customer’s part, and all costs incurred by Provider in connection therewith shall be paid by Customer to Provider; provided, that Provider may not take the actions specified in clauses (i), (iii) or (iv) until the Parties have completed the dispute resolution procedures set forth in Sections 7(F) and 7(G).

      (B)          [Reserved.]

      (C)          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CSA, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER THIS CSA TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE, OR FOR ANY LOSS OF DATA, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, LOSS OF GOODWILL OR ANTICIPATORY PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGEs; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT OR AFFECT, AND (I) CUSTOMER SHALL BE RESPONSIBLE FOR, ANY LIABILITY TO THE EXTENT PAYABLE TO A THIRD PERSON WITH RESPECT TO A THIRD PARTY CLAIM, THE BASIC CONTRACT DAMAGES, FEES AND ALL OTHER AMOUNTS PAYABLE BY CUSTOMER UNDER THIS CSA (INCLUDING FUTURE AMOUNTS,

REGARDLESS OF WHEN PAYABLE), AND (II) PROVIDER SHALL BE RESPONSIBLE FOR, ANY LIABILITY, TO THE EXTENT PAYABLE TO CUSTOMER OR A THIRD PERSON, WITH RESPECT TO ANY THIRD-PARTY CLAIM AND ANY LAPSES IN SECURITY CAUSED BY PROVIDER’S WILLFUL MISCONDUCT. ADDITIONALLY, EACH PARTY’S CUMULATIVE AGGREGATE LIABILITIES TO THE OTHER PARTY FOR ANY DAMAGES (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE) SHALL NOT EXCEED THE AMOUNT OF SUMS PAID AND OWING UNDER THIS CSA OVER THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE PARTICULAR CLAIM ARISES; PROVIDED, HOWEVER, THAT SUCH CAP ON DAMAGES SHALL NOT LIMIT (X) EITHER PARTY’S LIABILITY FOR BREACHES OF SUCH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9(D); (Y) CUSTOMER’S LIABILITY FOR (I) THE BASIC CONTRACT DAMAGES; (II) LIABILITIES ARISING OUT OF CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6(B); OR (III) OTHER EARLY TERMINATION LIABILITIES INCURRED BY CUSTOMER OR (Y) PROVIDER’S LIABILITY FOR (I) SECURITY BREACHES CAUSED BY PROVIDER’S WILLFUL MISCONDUCT; OR (II) LIABILITIES ARISING OUT OF PROVIDER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6(C). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CSA, CUSTOMER SHALL NOT BE PERMITTED TO EXERCISE ANY SELF-HELP OR OFFSET REMEDIES, OR TO PERFORM ANY OF PROVIDER’S OBLIGATIONS. EXCEPT AS SET FORTH IN THIS CSA, NO PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AND TITLE, OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

      (D)          In the event Provider agrees to provide any Service consisting of any maintenance or support of any Equipment provided by Customer, Provider’s sole obligation in connection with such Service shall be to provide such Service in material conformance with the written instructions of Customer. Provider shall have no Liability for any loss or damage resulting from Provider’s compliance with such materials as provided by Customer.

      (E)          The obligations of Customer shall not be affected or impaired, and Provider shall not be in breach or default, in the event Provider is unable to fulfill any of its obligations under this CSA or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and Provider’s obligations under this CSA shall be suspended by any such Force Majeure Event. In order to claim the benefit of this provision, Provider shall, as soon as reasonably practicable after the occurrence of any Force Majeure Event, (i) provide written notice to Customer of the nature and extent of any such Force Majeure Event; and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this CSA as soon as reasonably practicable.

      (F)          Subject to the last sentence of Section 7(G), either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this CSA, including the breach, termination or validity of this CSA (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president or general counsel and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 7(F), the Dispute shall be resolved in accordance with Section 7(G). Unless otherwise agreed in writing, the Parties shall continue to honor all commitments under this CSA to the extent required by this CSA during the course of dispute resolution pursuant to the provisions of Sections 7(F) and 7(G), unless such commitments are the specific subject of the Dispute at issue. Notwithstanding the foregoing, Provider agrees that its interruption of the Services may cause irreparable harm to Customer for which no adequate remedy exists at Law and agrees, during the pendency of any Dispute not to deny, withdraw, restrict or delay its provision of the Services except as required by court order, by the resolution of the Dispute or as a result of the termination of this CSA.

      (G)          Any Dispute that cannot be resolved by good faith negotiations between the Parties shall be submitted to the Escalation Committee (as defined in the Separation and Distribution Agreement) and resolved in accordance with Sections 7.2 to 7.6 of the Separation and Distribution Agreement. Notwithstanding Section 7(F), the immediately preceding sentence of this Section 7(G) or Sections 7.2 to 7.4 of the Separation and Distribution Agreement, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7(F), the immediately preceding sentence of Section 7(G) or Sections 7.2 to 7.4 of the Separation and Distribution Agreement if such action is reasonably necessary to avoid irreparable damage.

      (H)          Time is of the essence with respect to the performance of this CSA. In any action, legal proceeding or suit relating to this CSA, the losing Party shall pay the prevailing Party reasonable attorneys’ fees and costs in such action, legal proceeding or suit, as applicable. Any obligations of the Parties occurring prior to the expiration or termination of this CSA shall survive such expiration or termination In connection with the expiration or termination of this CSA, Sections 1, 2(E), 3(E), 3(F), 6(B), 6(C), 7, 8, 9, 14 and all confidentiality obligations under this CSA and Liability for due and unpaid Basic Contract Damages, Fees shall continue to survive indefinitely.

      (I)           If any provision of this CSA or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties. No provisions of this CSA or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. Waiver by a Party of any default by the other Party of any provision of this CSA shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this CSA shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. The acceptance of any amounts by a Party shall not be deemed to be a waiver of any preceding breach or default. No acceptance of a lesser amount than the amount due shall be deemed a waiver of a Party’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and each Party may accept such check or payment without prejudice to its right to recover the full amount due. No acceptance of monies by a Party after the expiration or termination of the Term shall in any way alter the length of that Term or Customer’s rights to the Space or any Service, or reinstate, continue or extend the Term. Unless otherwise agreed to in writing by the receiving Party, a Party may apply any payments received from the other Party or its affiliates to any amounts and in any order that the receiving Party may determine from time to time in its sole and absolute discretion, notwithstanding any contrary designation or writing by the paying Party.

      (J)           This CSA (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of                          irrespective of the choice of laws principles of the State of                                 , including all matters of validity, construction, effect, enforceability, performance and remedies.

      8.            ASSIGNMENT

      (A)          This CSA shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that Customer shall not assign its rights or delegate its obligations under this CSA without the express prior written consent of the Provider.

      (B)          Notwithstanding the foregoing, no such consent shall be required (i) the assignment of a Party’s rights and obligations under this Agreement in whole or in part to any of its Subsidiaries; provided, that no such assignment shall release such Party from any liability or obligation under this Agreement; or (ii) for the assignment of either Party’s rights and obligations under this CSA in whole (i.e., the assignment of either Party’s rights and obligations under the Separation and Distribution Agreement, this CSA and all other Ancillary Agreements (as defined in the Separation and Distribution Agreement) all at the same time) in connection with a Change of Control of either Party so long as the resulting, surviving or transferee Person assumes all the obligations of a Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

      (C)          Customer shall not, without the prior written consent of Provider, which consent may be withheld in Provider’s sole and absolute discretion, allow any other Person to use any of the Space or Services, or operate what is commonly known as a meet-me room.

      (D)          Provider may require any assignee, sublicensee or other transferee to execute documentation reasonably acceptable to Provider in connection with any assignment, sublicense or other transfer, including, without limitation, an assumption agreement whereby the transferee assumes all of Customer’s liabilities, duties and obligations under this CSA. In any event, no assignment, sublicense or other transfer shall relieve or release Customer of its obligations, duties or liabilities, and Customer shall remain fully liable under this CSA, jointly and severally with the transferee.

      (E)          Except for the indemnification rights under this CSA of Provider Indemnified Parties and Customer Indemnified Parties in their respective capacities as such, (i) the provisions of this CSA are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this CSA, and this CSA shall not provide any third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this CSA.

9.          PROCEDURE.

      (A)          All notices, requests, claims, demands or other communications under this CSA shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(A)).

All notices to Provider shall be addressed to the following:

eBay Inc.
2065 Hamilton Avenue
San Jose, California 95125
Attn: [ENTER NAME OF PROVIDER CONTACT]
Email:

All notices to the Customer shall be addressed to the following:

PayPal Holdings, Inc.
2211 North First Street
San Jose, California 95131
Attn:
Email:

All invoices to the Customer shall be addressed to the following:

PayPal Holdings, Inc.
2211 North First Street
San Jose, California 95131
Attn:
Email:

      (B)          The Parties each acknowledge and agree that they are separate entities, each of which has entered into this CSA for its own independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Each Party’s personnel performing services hereunder do so on behalf of, under the direction of, and as personnel of, Provider or Customer, and the other Party shall have no right, power or authority to direct such personnel. This CSA may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This CSA and the Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and each other Party is executing this CSA by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this CSA (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this CSA. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person.

      (C)          Customer further represents and warrants that it is not now and has never been listed or named as, nor has it ever acted directly or indirectly for or on behalf or any person, group or entity or nation named in any Executive Order or by the United States Treasury Department or any other state or federal agency as a terrorist, or a “Special Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”) or any other governmental agency.

      (D)          Notwithstanding anything to the contrary in this CSA, Provider may, in its sole and absolute discretion, assign this CSA to any third Person without obtaining the consent of Customer or any other Person. Customer shall attorn to Provider’s assignee upon any assignment of this CSA and shall recognize such assignee as the Licensor under this CSA. No assignment or sale by Provider shall, in and of itself, result in a termination of this CSA. In the event of any assignment by Provider, Provider shall automatically be released from all liability under this CSA and Customer agrees to look solely to the assignee for the performance of Provider’s prior obligations under this CSA and such assignee shall be deemed to have fully assumed and be liable for all obligations of this CSA to be performed by Provider after the date of the assignment, including, without limitation, the return of any Security Deposit.

      (E)          The terms and conditions of this CSA are confidential information. The Parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any third Person other than (i) a Party’s partners, assignees, purchasers, investors, lenders, lessors, affiliates and financial and legal consultants, provided such parties agree in writing to keep such information strictly confidential and do not disclose such confidential information to any third Person, (ii) as required by Law, or (iii) in connection with any action to enforce the terms of this CSA. No Party shall release or cause or permit to be released any press release or other publicity, advertising or promotion relating to this CSA or any related documents; provided, however, that Provider may disclose the fact that Customer is a customer in the Building and Provider may use Customer’s name or logo in marketing materials, customer lists or other similar materials. Customer shall not use the picture or representation of the Building (or any part thereof) without the prior written consent of Provider. Notwithstanding the foregoing, Provider may provide any information as required to any receiver or governmental or quasi-governmental entity, or to any person or entity with a valid court order. Each Party shall remain exclusively entitled to all right, title and interest in and to such Party’s Software, Information Technology, and Technology and the other Party shall not have any right, title or interest whatsoever in or to such Party’s Software, Information Technology, or Technology (including, without limitation, any ownership rights). Neither Party shall, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code from the other Party’s Software, Information Technology, or Technology provided in object code form only.

10.             POWER

      (A)          Customer shall license power from Provider for the Space set forth in the Service Order and shall pay for such power as described in the Service Order. All power outlets shall be ordered and provided pursuant to this CSA. The minimum breakered circuit shall be              amps and the provision of power shall be in             -amp increments above the             -amp minimum. The term of the license for power shall commence on the date of installation and shall continue during the remainder of the entire Term.

      (B)          Notwithstanding anything to the contrary in this CSA, (i) Customer’s use/consumption and ordering/licensing of primary power shall never exceed the Primary Power Limit, (ii) Customer shall ensure, at its sole cost and expense, that the load connected to, and the draw on, any and all circuits shall be in compliance with the National Electrical Code (and all other Laws and insurance requirements), and (iii) in no event shall the load connected to any circuit, or the draw on any circuit, exceed eighty percent (80%) of the circuit’s breakered capacity. Provider may, from time to time, audit Customer’s circuits and use of power and may enter the Space to do so. Customer shall reasonably cooperate with Provider in connection with any such audit. If Provider determines that Customer has violated the Primary Power Limit or violated such eighty percent (80%) limitation, then, without limiting Provider’s other rights and remedies, Customer shall pay to Provider the Power Overdraw Charge, and (so long as the Parties have first completed the dispute resolution procedures set forth in Sections 7(F) and 7(G)) Provider may disconnect the circuit in violation until the violation is remedied by Customer to Provider’s reasonable satisfaction.

11.        RULES AND REGULATIONS

      Customer and the Customer Parties shall comply at all times with the Rules and Regulations attached hereto as Exhibit B.

12.        SERVICE LEVEL AGREEMENT

          Provider acknowledges the importance of up-time and uninterrupted services in the data center industry. Accordingly, Customer may be entitled to certain abatement under the Service Level Agreement (the “SLA”) attached hereto as EXHIBIT C in the event of certain service Failures (as defined in such SLA). Provider shall meet the performance standards and service levels set forth in each SLA.

13.            AUDIT REQUIREMENTS

      Provider agrees to cause an audit of the control procedures within the Building for suitability of design and effectiveness of operations to be performed annually (subject to the last sentence of this paragraph) in accordance with the Service Organization Control Reports (“SOC1”) prepared under Statement of Standards for Attestation Engagement No. 16 in order to verify that the control procedures within the Building are suitable in design and effective in operations (“SSAE Compliance”), and Provider shall make available to Customer a copy of each SOC1 report within 30 days after its issuance. Provider covenants to obtain SSAE Compliance annually during the Term at Provider’s sole cost and expense.

14.            DEFINITIONS

      For purposes of this CSA, the following terms shall have the following definitions:

Basic Contract Damages:  All of Fees that would otherwise have been payable by Customer for all of the remaining Term (i.e., that would otherwise have been payable under this CSA) absent any termination of this CSA.

Claims: All claims, judgments, damages, penalties, fines, costs, Liabilities, Losses and expenses (including, without limitation, reasonable attorneys’ fees and costs).

Customer Default:  Any of the following items, whereby Customer shall be in default beyond notice and cure periods: (i) the failure by Customer to pay Fees or other amounts for 5 days after written notice that the applicable amount is overdue; (ii) any breach of Section 4 above for five (5) days after Provider’s delivery of written notice to Customer; and (iii) the failure by Customer to cure any other breach within fifteen (15) days after written notice by Provider.

Customer Indemnified Parties:  Customer, each of Customer’s Subsidiaries and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing.

Customer Parties:  Customer’s customers, affiliates, representatives, officers, directors, principals, licensees, invitees, employees, agents, trustees, contractors and sublicensees, and their respective successors and assigns.

Equipment:  The equipment and other property placed by or on behalf of Customer in the Space (including, without limitation, racks, servers, cabling and wiring).

Fees:  Severally and/or collectively, as the context requires, all Fees and fees of any other nature payable under or in connection with this CSA or any Service Order.

Force Majeure Event:  Any event beyond Provider’s control, which event (i) does not arise or result from the fault or negligence of such Provider (or any Person acting on its behalf) and (ii) by its nature would not reasonably have been foreseen by Provider (or such Person), or, if it would reasonably have been foreseen, was unavoidable, including war, acts of God, terrorism, earthquake, hurricanes, flood, fire or other casualty, significant regional, national, or global power outages, embargo, riot, explosions, sabotage, labor shortage or dispute, governmental act, insurrections, shortages, epidemics, pandemics, and quarantines.

Governmental Authority:  Any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including The NASDAQ Stock Market and any similar self-regulatory body under applicable securities Laws.

Hazardous Material:  Any material, including, without limitation, any flammable material, which is or becomes regulated by any applicable governmental authority, or any other hazardous or toxic material pursuant to any Law.

Information Technology:  All technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

Law(s):  Any applicable national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

Liabilities:  All debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof and any equitable relief that is imposed in connection therewith.

Losses:  Actual losses, costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third Party Claim.

Person:  An individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

Power Overdraw Charge:  $             per day, per circuit in violation.

Primary Power Limit:  Such limit shall be one of the following: (i) 80% of a breakered capacity limit of primary AC power or DC power (A/B sides combined) (in kilowatts) or (ii) a defined quantity of circuits (or other electrical infrastructure) supplied to the Space by Provider in which Customer shall not exceed                      of power.

Provider Indemnified Parties:  Provider, each of Provider’s Subsidiaries and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing.

Services:  All services which may be provided by Provider to Customer from time to time, including without limitation, the provision of Space, power and related services, and the building out of Space in anticipation of the commencement of the term, to the extent expressly set forth in this CSA, including, without limitation, in the Service Order.

Software:  Any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

Space:  As described in the Service Order.

Subsidiary:  With respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

Technology:  Sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), innovations, products, services, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Term:  The term of Customer’s license of the Space and Services from Provider shall be as described in the Service Order.

Third Party Claim:  Any Action, whether civil or criminal, at Law or in equity, made or brought by a third Person.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS CSA AS OF                                         , 2015.

CUSTOMER:

,
a(n)

By:

Name:

Title:

PROVIDER:

,
a(n)

By:

Name:

Title:

[Signature Page to Colocation Services Agreement]

EXHIBIT A

SERVICE ORDER

This Service Order (“Service Order”) is effective as of                                                       (“Effective Date”). This Service Order is part of, and is incorporated into, the Colocation Services Agreement between Customer and Provider dated                                      (the “CSA”).

Customer:

Term:	Two (2) years, commencing as of the Commencement Date and expiring on the Expiration Date, and subject to renewal for the Renewal Term provided below.

Commencement Date:	[ ], 2015

Expiration Date:	[ ], 2017

If the Renewal Term is exercised:

Renewal Term:	Three (3) years, commencing as of the Renewal Term Commencement Date and expiring on the Renewal Term Expiration Date, with no further right of renewal.

Renewal Term
Commencement Date:	[ ], 2017

Renewal Term
Expiration Date:	[ ], 2020

1.

Space.    For the purposes of this Service Order, “Space” means that physical space, power, and infrastructure of and within the Building that Provider has designated for Customer’s exclusive use shown on the attached “Space Exhibit”. Maximum power available to the Space is             . The Space shall be room(s):                                      within the Building.

2.	Fees.

a.	Fees: Customer shall pay the Fees provided below:

b.	Service Descriptions: See Service Descriptions Exhibit attached hereto and incorporated herein.

3.	Purchase Commitment. [Reserved].

Exhibit A - Page 1

SERVICE DESCRIPTION EXHIBIT

(ATTACHED TO SERVICE ORDER)

The floor plan which follows is intended solely to identify the general location and, if applicable, dimensions of the Space and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

Asset Life Cycle Management – Hardware Procurement to Hardware Disposal

1.	Procurement Services - Complete procurement transaction(s) for Site/GPI Compute, Storage, Network Gear, and Software, in PACE, including:
•	Process procurement ticket to include submitting purchase requisitions in SRM
•	Provide backup documentation for invoice approval by PayPal
•	Additional updating and removal of cost center mapping, model and location information within PACE
•	Reporting
•	Asset Lifecycle Management Procurement SLA report - Monthly/Quarterly
•	Resolved PROCR Tkts - Monthly/Quarterly
•	PROCR Pending on report - Weekly/Monthly/Quarterly

2.	Inventory Management
•	Asset Cost Center Transfers - perform datacenter inventory analysis, and provide recommendations for asset cost center transfers & execute transfers in SalesForce
•	Inventory Assessment- Perform inventory assessments using cycle count methodology and provide report to PP
•

Emergency Spares - Manage onsite datacenter inventory of PP funded emergency networking & load balancer spares including: Network Equipment, Switches, Chassis’, Supervisor Cards, Fabric Modules, Fan Trays, Line Cards, Power Supplies, Optics, and Load Balancers

•	RMA Management (Network Gear/Load Balancers) Monitor RMA process and execute RMA receipts, returns & financial asset true-up
•	Replenish emergency spare inventory
•

Compliance Support-Ensure that regulatory/compliance related activities are performed ensuring internal controls are in compliance with Company’s internal control framework(s) and guidelines including:

¡	provide narrative reviews & recommendations for updates
¡	support walkthrough activities
¡	capture of screenshots for testing samples
•

Reconciliation of assets - Reconciliation of asset data from SAP to other tools. (e.g. reconciliation between SAP ECC and PACE is performed to verify that assets are properly accounted for and errors are followed up upon

3.	Reporting
•	Emergency Spare Reports - Daily/Adhoc
•	Extract Trace Main Asset - Daily/Adhoc
•	Sox Recon Report - Monthly
•	Stock Idle Assets by Region - Monthly/Quarterly
•	Physical Server Inventory - Monthly/Quarterly
•	Missing Hardware Report (Write-Off Report and Reactivation Report) - Weekly/Monthly
•	Daily TMA Extract - Daily/Adhoc
•	Physical Server Inventory
•	Quality Check Tickets

4.	Retirement Services
•	Owned HW Disposal/Trade-In
•	Disposal/trade-in of datacenter HW assets no longer deployed in the PP environment per PP disposal policy
•	Report on datacenter HW asset credits from disposal/trade-in
•	Existing Lease Returns / Extensions / Buy-outs
•	Execute asset returns, lease extensions, and/or lease buyouts based on PP lease end decisions
•	Report of expiring leases in subsequent year
•	Asset Decommission
•	Update asset allocation of decommissioned devices within Pace
•	Reporting
•	Asset Lifecycle Management Disposal/Trade-In Dashboard - Monthly/Quarterly

5.	Reporting
•	Ticket Creation Trend Dashboard
•	Resolved Ticket Dashboard
•	Open ticket Dashboard
•	Ticket Creation Trend Dashboard
•	DCTS Dependency Dashboard
•	DCTS Executive Dashboard
•	DCTS Ticket Update Monitoring Dashboard

Smart Hands Services

1.	Shipping - Outgoing shipments from data center facilities are completed, recorded, and tracked
2.	Receiving - Incoming shipments are received, recorded, and tracked
3.	Rack Installation or Decommission - Rack installation; to include power cabling. Rack decommission to include removal of unused cabling.
4.	HW Installation or Decommission - HW installation in an existing rack with capacity, HW Decommission from existing rack **(HW

Exhibit A - Page 2

defined as: server, storage device, storage attachment, switches, router, LTMs, firewalls, and all components utilized in the install of the HW)
5.	Move assets- Execution of plan to move assets within a data center upon request and authorization
6.	Troubleshoot- Provide continual data center technical support services
7.	On-Call Support- Availability of on-call support provided 24x7x365
8.	Escorts- Visitors to datacenters should have appropriate authorization and be escorted as required
9.	Data Eraser- Remove media of sensitive data prior to return/disposal (Global InfoSec standard “U.S. Department of Defense 5220.22M 3-pass)

Executing new build-outs, caging and cabling

1.	‘Prerequisite Activities:
•	Customer to define and provide scope, schedule, cost, and space and power requirements (to include Green Power) in alignment with current eBay build requirements and standards guide.
•	Space/Power Procurement- Provide co-location facilities assessment and contracting per defined customer requirements
•	Design- Provide design of new build out per client requirements in alignment with current eBay requirements and standards guide)
•

Space Build-Out- Build out within existing datacenter with available capacity per design to include structured cabling, containment, and other necessary items based on customer requirements and in accordance with eBay’s current build standards guide

•	Decommissioning- Removal of any remaining HW, racks, cabling, etc. to ensure space is returned to provider specifications upon exiting

Data Center Space and Power

1.	Power- Primary and Backup Power Sources to be provided from colocation provider
2.	Space- Physical Space required for existing builds and available space to extend for new build-outs
3.	Physical Security- Physical Security and Access to PP Assets is controlled and restricted to only authorized personnel
4.	Facilities Management- Facilities physical security and environmental are monitored

Exhibit A - Page 3

EXHIBIT B

RULES AND REGULATIONS

Definitions

“Manager” means Provider’s agent or contractor designated to manage the Building.

“Personnel” means Customer Personnel in addition to any of Provider’s employees, agents, contractors and invitees.

“QA” means Manager’s quality assurance department.

“Provider” means eBay Inc., a Delaware corporation, and its successors and assigns.

“Customer” will mean any person or entity (and its successors and assigns) that has entered into an occupancy or use agreement with Provider relating to the Building.

“Customer Personnel” means any Customer, any of such Customer’s subtenants and licensees and such Customer’s, subtenants’ and licensees’ employees, agents, contractors and invitees.

Details
1.	MOP Usage - All work by Personnel on or around any Critical Building Equipment is prohibited without a Method of Procedure (“MOP”) that has been approved by Manager and QA for use on the specific procedure being conducted. Personnel must also abide by approved MOPs in non-critical operational areas that directly support a Building critical application (e.g., power, cooling, security and other Building systems), or when determined by Manager to be a prudent safety or operational measure.
1.1.	“Critical Building Equipment” includes the following:
1.1.1.	All electrical equipment from site utility entrance to individual computer room equipment circuits and power distribution units, and all distribution panels and circuits in between. This includes (but is not limited to) all protective power systems including generators, battery plants, UPS systems, power distribution units, static switches etc. Redundant components are also considered elements of the Critical Building Equipment.
1.1.2.	All mechanical equipment that provides cooling to the heat loads within the Building. This includes (but is not limited to) all air-handling units, heat exchange equipment, pumps, piping, etc. Redundant mechanical components are also considered elements of the Critical Building Equipment.
1.1.3.	Protective equipment, which includes (but is not limited to) all fire and smoke detection and suppression systems, leak detection systems, security systems and any monitoring equipment.
1.1.4.	Control equipment, which includes (but is not limited to) all PLC, Building/Building Management Systems (BMS/FMS/EPMS) or other systems that are in any way connected to Critical Building Equipment elements for control and/or monitoring purposes.
1.2.	Every MOP will be directly overseen by a MOP Supervisor, who is in charge of all work activity. The MOP Supervisor will be appointed by Manager.
1.3.	Provider will make reasonable efforts to integrate into Customer’s change management process for MOP approval so long as by doing so, it does not impact Provider’s SLA obligations and/or SLA risk. For example, on a monthly basis, Provider will provide Customer a copy of the MOPs to be performed for the upcoming month. Should changes need to be made to the MOP schedule within the given month, Customer will make reasonable efforts to approve changes within 5 business days. Provider acknowledges that non-emergency changes to the MOP schedule for “high risk” MOP’s (i.e. de-energized maintenance on the STS PDU’s) may take longer than 5 business days for Customer approval.
1.4.	All Personnel performing the MOP must review the approved MOP prior to commencing work.
1.5.	Personnel must approach with extreme caution any steps in the approved MOP that could have potential impact on the Critical Building Equipment. All settings need to be double checked and appropriate notifications made when applicable.
1.6.	The MOP Supervisor must physically witness all portions of the critical work, unless otherwise specified in the MOP. If the MOP Supervisor must leave the immediate vicinity of the activity, all work must stop until their return.
1.7.	The MOP Supervisor must directly witness all changes of state, connections, tests, identifications, measurements and adjustments. Personnel must independently document all measurements and identifications.
1.8.	The MOP Supervisor must respond to any alarms/failures occurring within the Building during the execution of the approved MOP. If it is determined that the MOP activities have caused or contributed to the alarm/fault condition, all work will stop (at the next safe or logical juncture) until the cause of the alarm/fault is investigated, verified and corrected.
1.9.	The MOP Supervisor will verify that all related equipment is operating normally at the conclusion of the MOP activities. The MOP will include backout steps to address any possible service impacting issues that may arise during the procedure.
1.10.	In case of an emergency, the Manager will have authority to waive the formal MOP QA process.
1.10.1.	Except in the most extreme circumstances, a MOP will still be necessary to ensure that all work required for restoration of normal service is executed without adversely affecting facility operations.
1.10.2.	All instances of emergency procedure implementation must be documented in an Incident Report, which will contain the details of the procedure that was conducted.
2.	Safety – All Personnel performing work in the critical facility must read and abide by Manager’s Safety Policy and Procedures.
3.	Prohibited Work – Work on or around Critical Building Equipment that Personnel are prohibited from performing includes (but is not limited to) the removal or opening of any protective panels or doors from Critical Building Equipment that could potentially lead to the exposure of mechanical or electrical components, unless specifically identified in an MOP approved by Manager and QA. Unauthorized tampering with any equipment in the Building will result in automatic ejection of the applicable Personnel from the Building. Customer will limit the number of Customer Personnel authorized to enter the back-of-house areas (i.e. UPS rooms, chiller plant, equipment yard, etc.). Customer Personnel authorized to enter back-of-house areas will be qualified by Customer to do so consistent with industry standards. Customer Personnel will not perform any work that involves touching any equipment, facilities, wiring or conduit of another Customer or occupant of the Building unless and until Customer has delivered to Provider written consent from such other Customer or occupant, which consent will state with specificity the date(s) of such permitted work and the nature of such permitted work. Provider and Manager will have no obligation with regard to any such work.
4.	Work Area Containment - All equipment in the vicinity of the work area (i.e., the work area involving work in or around any Critical Building Equipment) will be physically protected against accidental damage and/or contact.
5.	Cable Connections – Personnel will take caution when connecting or removing cables.

Exhibit B - Page 1

5.1.	No cable will be terminated (connected) until the possibility of a short circuit or fault current is ruled out using a Digital Volt Meter (DVM).
5.2.	No cable will be disconnected (removed) until verification by clamp-on ammeter that it is not carrying any current. In the case of parallel runs, ensure that remaining circuit is adequately sized to carry the increased load.
6.	Labeling - All cables, fuses, breakers, and other related items being installed by Personnel must be correctly identified and labeled at the time of installation.
7.	Emergency Power Off (EPO) (if applicable) – EPO switches are designed to cut power to the critical load, and their activation is an extremely serious event. Personnel must be aware of the placement and function of all EPO switches in the vicinity of such Personnel’s activities and that such Personnel do not confuse them with other devices such as fan actuators, fire alarm stations or door openers. Emergency Power Off switches are for emergency use and are to be used ONLY in the event of Personnel injury (e.g. electrocution) or catastrophic fire.
8.	Airborne Contaminants – Any activity in the Building that produces or has the potential of producing smoke, dust or other airborne contamination must be specifically identified in the MOP as having this risk. When Personnel are performing any such activity, Personnel must take adequate precautions for ventilation and disabling of the fire detection and suppression systems as appropriate.
9.	Debris Containment - Any activity conducted by Personnel in the Building that produces or has the potential to produce debris such as (but not limited to) dust, shavings, residue or other loose debris must utilize an appropriate containment system to prevent release into the environment. When vacuum systems are used, a HEPA filter must be utilized.
10.	Liquid Discharges - Any activity conducted by Personnel in the Building that produces or has the potential to produce a liquid discharge must be specifically identified in the MOP as having this risk. When this work is being performed, Personnel must take adequate precautions for isolation, containment and removal using appropriate methods.
11.	Penetration Sealing – If Personnel are permitted to make any fire wall/barrier penetrations, Personnel must permanently fire stop all such fire wall/barrier penetrations.
12.	Cleanup – All activities by Personnel in the Building will be cleared of trash and large debris as the work progresses. Once completed, the work area will be left as clean or cleaner than the condition in which it was found. No cardboard is allowed in any Customer suites once CRAHs are operational.
13.	Site/Customer Specific Items:
13.1.	Building Security
13.1.1.	Access Badges – Access badges are provided to approved personnel only and are reserved for full time employees and approved vendors by Provider Management. Temporary access badges may be provided under the supervision of Manager’s approved personnel. All Personnel seeking entrance into the Building must also present a government issued identification (with picture) at the time such Personnel presents the access badge for entry. Personnel will not permit any person or individual to use an access badge other than the specific individual to whom such access badge was issued.
13.1.2.	Tailgating – Except as authorized by Management of Manager or Provider, Personnel must not permit tailgating. Personnel will not leave doors in or about the Building ajar. Tailgating is only authorized by either Manager or Provider Management under full time escort ONLY.
13.1.1.	Emergency Evacuation: In the event the emergency horns and strobes activate, CUSTOMER PERSONNEL MUST EVACUATE the Building immediately. If you are on the Building, please find the closest emergency exit door and evacuate the Building. All persons will evacuate to the FRONT of the Building. Please do not leave the Building until you have been accounted for. In the event of a weather emergency, DO NOT leave the Building. Listen to the intercom instructions for directions to an interior location of the Building.
13.2.	Critical Area Access
13.2.1.	Sign-in – Sign in and/or obtaining an access badge is to occur at the security console upon being granted access to the Building. If work on or around Critical Building Equipment or outside of the Customer’s Space is to be performed, an escort will be assigned to for the duration of the applicable Personnel visit to the Building. Anyone performing work in the Building must read the work rules in order to be granted an access badge.
13.2.2.	Notification – Manager will be the contact for any required access approved by Provider Management.
13.3.	Raised Floor Tiles
13.3.1.	Removal and Installation Customer and Provider acknowledge that management of the data center space is a collaborative endeavor. In effort to achieve consistent temperatures in the cold aisles and to avoid hot spots, perforated floor tiles will be relocated as required by Provider (after reasonable consultation with Customer). In addition, Customer will install blanking panels, end of row doors and/or full height containment as needed. Whenever practical, Customer will install higher density cabinets away from the end of aisles.
13.3.2.	Cutouts – Cutouts are to only be performed by Manager or vendor approved by Manager. If a cutout is necessary for equipment installation, Customer will coordinate with Manager or Provider Management. If possible, and as instructed by the Manager, any drilling or cutting of raised floor panels shall be performed outside of the Building to mitigate the risk of introducing dust and debris into the critical environment. Any/all fire watch protocols must be in place before any panel alterations are performed.
13.3.2.1.	Creating – In order to maintain efficient operations a cutout must be properly sealed upon completion of component installation. A recommended product list will be provided by Manager.
13.3.2.2.	Removing – Upon removal of the cutout, Manager or Provider Management must be informed in order to install a new tile. This is necessary to maintain efficient operations. The Personnel requesting the removal or cut out may be required to supply a new floor tile in the event that spare tiles are not in inventory.
13.3.3.	Perforated Tile Placement – Perforated tile placement will be under the direction of Manager.
13.3.4.	Maximum Allowable Open Tiles – In order to ensure safety and efficient operations, 6 tiles is the maximum allowable amount to be open at any one time when the raised floor cavity is used as all or a part of the air supply for the Space. If in the event that work must be performed with more than 6 tiles removed permission must be given by the Manager or Provider Management.
13.4.	Shipments and Deliveries –If in the event an emergency delivery must occur the vendor and/or delivery company are to communicate and coordinate with Manager for security to receive. Customer is responsible for having palettes, boxes and other shipping containers removed from the Building and grounds promptly after deliveries are uncrated. Customer shall be entitled to dispose of pallettes, boxes, shipping containers and other such debris in recycling areas designated by Provider and/or in a shared dumpster for the Building to be provided and maintained by Provider. Debris shall be broken down to the fullest extent reasonably possible prior to disposal.
13.5.

Installation, Removal and Relocation of Equipment – Prior to installing or relocating any equipment or circuit breakers in the Customer’s Space, Customer Personnel will notify Manager of the specifications of all equipment and/or circuit breakers proposed to be installed or relocated and the location of such equipment and circuit breakers and will provide Manager with an updated plan for Customer’s equipment within the Customer’s Space. All installation and relocation of equipment and circuit breakers in Customer’s Space will be performed in cooperation with Manager and Provider so that Manager and Provider can confirm that necessary

Exhibit B - Page 2

adjustments to the raised floor tiles and/or systems serving the Customer’s Space are made so as to avoid adverse effects on Critical Building Equipment. Customer Personnel will notify Manager if powering up or down equipment that would effect (in the aggregate) a decrease or increase in Customer’s demand for critical power by 50kW or more.
13.6.	Housekeeping
13.6.1.	Smoking – Smoking is allowed only in those outside areas designated by Provider. Smoking is strictly prohibited indoors and near outside ventilation ducts. Use of smokeless tobacco, e cigarettes and/or other vapor type devices is also prohibited in and about the Building.
13.6.2.	Flammable Material –Personnel must not bring flammable materials into the Building without Manager’s approval. If Manager approves such flammable materials, the Personnel requesting such approval must store such flammable materials in storage containers and areas designated by Manager.
13.6.3.	Hazardous Material –Personnel must not bring hazardous substances or materials into the Building unless approved by Provider and unless accompanied with the necessary MSDS sheets. This is to ensure the safety of all essential and non-essential personnel at the facility.
13.6.4.	Weapons – Weapons are prohibited upon entry to the property on which the Building is located, no exceptions.
13.6.5.	Permits – Permits are required to be presented to Manager for Personnel jobs when mandated by local municipalities.
13.6.6.	Welding/Cutting/Sawing/Anchoring – Welding, cutting, sawing and anchoring are to occur under the supervision of Manager unless Customer is granted permission by Provider (such permission not to be unreasonably withheld, conditioned or delayed) to proceed independently under mutually agreed upon and established protocols for such work. The necessary paperwork and fire watch protocols must be in place prior to beginning work.
13.6.7.	Coring – If in the event coring must occur, and Provider approves such coring, an x-ray and supporting documents must be provided prior to coring.
13.6.8.	Fire System Shutdown – Fire system shutdown will be performed by only Manager or Provider.
13.6.9.	Confined Space – Confined space entry is to be performed only after necessary paperwork is completed and an environmental study has occurred for safe entry.
13.6.10.	Excavation – Excavation is not to occur unless an x-ray has occurred and written permission is given by Provider Management. Manager does not have the approval to allow excavation without written permission from Provider Management.
13.6.11.	Alcohol and drugs are strictly prohibited. Visitors may not be under the influence of or in possession of alcohol, illegal drugs or other intoxicants while on Provider property.
13.6.12.	Additional Caveats: Touching, inspection, documenting or any form of tampering with equipment not specifically covered by the Customer’s contract is strictly prohibited. Persons seen engaging in such activity may be subject to expulsion from the Building and reporting to law enforcement officials.
13.6.13.	Reporting: Customer agrees to report any violation of these Rules and Regulations, or any other suspicious or improper activity to Provider personnel.

Exhibit B - Page 3

Application
•	The Safety Policy & Procedures will be used in conjunction with all work that takes place under the direct or indirect supervision of Manager.
•	The responsible Manager employee will review these procedures with all contractors prior to the performance of any work in by those individuals in a workplace under their control.
•	All occupants must comply with these Safety Policy & Procedures and, for work occurring inside of any occupant’s space, such occupant is responsible for implementing, and causing its licensees, employees and contractors to comply with, any additional safety rules and procedures as may be appropriate for the task.

Details

1.     Safety Policy – Provider and Manager have a zero tolerance policy for safety violations.

2.     Criticality - The impact of any service interruption in the critical facility environment is extremely severe and must be avoided at all costs. All  work procedures have the primary objective of safe and uninterrupted operations. Anyone jeopardizing this goal by exhibiting carelessness or  an unsafe attitude will be immediately escorted from the facility and barred from future access.

3.     Emergency Lighting - Ensure that emergency lighting and exits are available and functional in the vicinity of the work area.

4.     Fire Extinguishers - Note location and availability of portable fire extinguishers, First Aid stations, and other fire and life safety equipment  such as insulated rescue hooks.

5.     Barricades – A barricade must be installed whenever an unsafe condition is present in order to provide a safety perimeter to prevent  unauthorized personnel from coming into contact with exposed hazards.

6.     Insulating Materials - All live exposed conductive surfaces in the immediate vicinity will be insulated to protect against accidental electrical  contact. Ensure that insulation blankets will not restrict equipment ventilation.

7.     Insulated Tools - All hand tools must have adequate electrical insulation for the activity being conducted.

8.     Fitness - All Parties must be alert and capable of safely carrying out their assigned tasks. Individuals will not be allowed to perform work if  there is any indication that they are overtired or under the influence of any alcohol, drugs or medications.

9.     Attire - All persons performing work in the back of the house areas such as the mechanical and electrical rooms and equipment yards must  fully comply with established site safety procedures and MOP requirements (which follow applicable OSHA, NFPA, and vendor safety  requirements), including the removal of any objects or clothing required by Manager during the execution of the approved MOP.

10.   Personal Protective Equipment – Appropriate and fully functional PPE must be worn as necessary by all persons performing the procedure.

11.   Training – The following training requirements must be satisfied:

 11.1.   First Response - There must be at least two CPR and First Aid qualified people present during all work that involves live electrical  connections and/or rotating or moving mechanical apparatus.

 11.2.   OSHA – All persons performing work must be current with all required OSHA training and comply with any applicable OSHA  requirements.

12.   Lockout-Tagout – Lockout-tagout procedures must be used whenever a circuit breaker, disconnect or valve is turned off and the work being  done requires a person to place any part of their body in an area where a hazard would exist if the associated device were to be activated.  The lockout must provide total energy isolation, without possibility of override.

13.   Site/Customer Specific Items:

 13.1.   Accidents, Illness, Near Misses – All accidents or near misses will be reported to the Building Manager within the proper time of the  shift that it happened for proper reporting and documentation and remediation if the issue.

 13.2.   Medical Emergencies  - Any medical emergency is to reported to site staff or security immediately or call 911 if needed.

 13.3.   Fire Safety – There is no smoking in or near the facility interiors or near any exterior entrance only at the loading dock exit on ramp.

 13.4.   Building Evacuation Procedures – The evacuation procedures are covered in the EAP plan procedure document available in the  control room or main security office.

 13.5.   Chemical Use, Storage and Spill Response – Any chemical spill is to be reported to facility staff immediately and contained using  appropriate measures.

Exhibit B - Page 4

EXHIBIT C

SERVICE LEVEL AGREEMENT

[To be revised as appropriate to fit the specific service level requirements agreed upon for each location.]

This Service Level Agreement (this “SLA”) provides certain abatement to Customer in the event of certain Failures (as defined below). This SLA applies only to the Space set forth in this CSA. Notwithstanding anything to the contrary, the abatement described in this SLA shall be Customer’s sole and exclusive remedy in connection with the Failures (as defined below), and Customer shall not have any other Claims, rights or remedies, and Provider shall not have any other liabilities, in connection with any Failures, Customer hereby waiving all other Claims, rights and remedies.

I.	Power Availability.

A.           Power Failure. A “Power Failure” shall be deemed to have occurred on a particular day if any particular Redundant UPS Power Circuit (as defined below) licensed by Customer from Provider is unavailable to Customer (on both the A Circuit and B Circuit) for more than ten (10) consecutive minutes at the demarcation point (i.e., the receptacle to which the applicable licensed electrical service is delivered) in the applicable Equipment, provided that such unavailability simultaneously occurs and continues with respect to both the primary A power circuit (the “A Circuit”) and the redundant B power circuit (the “B Circuit”) at all times in question. A “Redundant UPS Power Circuit” is defined as an A Circuit together with its corresponding B Circuit (not including any panel redundant circuits). Customer shall, at all times, dual cord all of its Equipment and take advantage of the Redundant UPS Power Circuit and if it does not, Customer shall not be entitled to any abatement hereunder.

B.           Abatement to Customer.

  (i)            Power Failure. In the event any Power Failure occurs on any particular day, then Customer’s quarterly Fees for that particular day shall be abated by the Daily Circuit Abatement Amount (as defined below). The “Daily Circuit Abatement Amount” is defined as the Quarterly Fees pro rated for that particular day.

(ii)            Total Abatement. Notwithstanding anything to the contrary set forth in this SLA, (y) in no event shall the total abatement in any one (1) calendar month under this Article I exceed the Fees for that calendar month (notwithstanding the amount or length of any Power Failures in that month or otherwise); in the event there would otherwise be abatement under this Article I in excess of such Fees for that month, then the excess shall not carry over to any subsequent period and shall be deemed extinguished and of no force or effect; and (z) in no event shall the total abatement under this Article I on any one (1) day exceed the pro rata quarterly Fees payable for that day (notwithstanding the amount or length of any Power Failures on that day or otherwise); in the event there would otherwise be abatement under this Article I in excess of such quarterly Fees for that day, then the excess shall not carry over to any subsequent period and shall be deemed extinguished and of no force or effect.

II.	Environmental Stability.

A.           ES Failure.

  (i)            Humidity-Failure. A “Humidity-Failure” shall be deemed to have occurred on a particular day if (A) conditioned air provided by Provider on that day to a cold aisle reasonably designated by Provider in the Space (a “Cold Aisle”) exceeds 80% relative humidity for more than twenty-four (24) consecutive hours, or is below 20% relative humidity for more than twenty-four (24) consecutive hours, all as measured by Provider’s humidity sensors, and (B) the Equipment in the Space (which is then being used by Customer in the ordinary course of business) is materially and adversely affected thereby.

(ii)            Temperature-Failure. A “Temperature-Failure” shall be deemed to have occurred on a particular day if (A) sustained temperatures in a Cold Aisle exceed 82.0 degrees Fahrenheit, as measured by Provider’s temperature sensors, and such temperatures in such Cold Aisle in excess of 82.0 degrees Fahrenheit continue for a period of more than twenty-four (24) consecutive hours, or sustained temperatures in a Cold Aisle are less than 55 degrees Fahrenheit, as measured by Provider’s temperature sensors, and such temperatures in such Cold Aisle less than 55 degrees Fahrenheit continue for a period of more than twenty-four (24) consecutive hours, and (B) the Equipment in the Space (which is then being used by Customer in the ordinary course of business) is materially and adversely affected thereby.

A Humidity-Failure and Temperature Failure are each referred to herein as an “ES Failure.”

B.           Abatement to Customer.

  (i)            Humidity-Failure. In the event any Humidity-Failure occurs on any particular day, then Customer’s quarterly Fees shall be partially abated for that particular day by the Daily ES Abatement Amount (as defined below). The “Daily ES Abatement Amount” is defined as the quarterly Fees for that particular day, multiplied by a fraction, the numerator of which is the square footage of the portion of the Space that is the subject of the ES Failure (as such portion is reasonably determined by Provider), and the denominator of which is the total square footage of the Space.

(ii)            Temperature-Failure. In the event any Temperature-Failure occurs on any particular day, then Customer’s pro rata quarterly Fees for the affected Individual Space in question shall be partially abated for that particular day by the Daily ES Abatement Amount.

(iii)            Total Abatement. Notwithstanding anything to the contrary set forth in this SLA, (A) in no event shall the total abatement under this Article II in any one (1) calendar month exceed the Fees for that calendar month (notwithstanding the amount or length of any ES Failures in that month or otherwise); in the event there would otherwise be abatement under this Article II in excess of such Fees for that month, then the excess shall not carry over to any subsequent period and shall be deemed extinguished and of no force or effect; and (B) in no event shall the total abatement under this Article II on any one (1) day exceed the pro rata Fees payable for that day (notwithstanding the amount or length of any ES Failures on that day or otherwise); in the event there would otherwise be abatement under this Article II in excess of such pro rata Fees for that day, then the excess shall not carry over to any subsequent period and shall be deemed extinguished and of no force or effect.

Exhibit C - Page 1

III.	SLA Applicability.

A.          For purposes hereof, a Power Failure and ES Failure shall each be referred to herein as a “Failure.” Notwithstanding anything to the contrary in this SLA, Customer shall not be entitled to any abatement whatsoever (and shall have no rights or remedies under this SLA or otherwise), and no Failure of any kind shall be deemed to have occurred, if Customer is in breach or default under the CSA at the time of the Failure in question. Additionally, Customer shall not be entitled to any abatement to the extent a Failure is due to: (i) any equipment (including, without limitation, any Equipment) or applications of (or otherwise used by or in possession of) Customer or any of the other Customer Parties; (ii) any act or omission of Customer or any of the other Customer Parties, (iii) scheduled maintenance or unscheduled emergency maintenance either by Provider or its third-party providers; or (iv) a Force Majeure Event.

B.          Notwithstanding anything to the contrary in this SLA, (i) in no event shall Customer be entitled to abatement under more than one of Article I or II above in connection with the same event that caused the applicable Failures; in the event the same event causes more than one (1) Failure, then Customer shall receive abatement only with respect to one (1) single Failure (and not with respect to multiple Failures), which abatement shall be calculated based on the Failure that would yield the highest abatement to Customer (and if more than one (1) of such Failures exists, Provider shall stipulate which Failure shall apply for purposes of calculating the abatement), and (ii) in the event a particular Failure continues, only one (1) Failure shall be deemed to have occurred (and shall be deemed to have occurred on the day that the Failure first comes into effect), regardless of the length of such Failure.

C.          Notwithstanding anything to the contrary in this SLA, in no event shall the total aggregate abatement for a Power Failure or ES Failure under this SLA exceed an amount equal to 2 quarters’ worth of quarterly Fees for the Space under the CSA (calculated at the average rate payable during the initial Term for such Space). In the event there would otherwise be abatement under this SLA in excess of the aggregate amounts set forth herein, then the excess shall not carry over to any subsequent period and shall be deemed extinguished and of no force or effect.

Exhibit C - Page 2